Exhibit (d)(5)

STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT (this “Agreement”), dated June 8, 2008, is by and among Hologic, Inc., a Delaware corporation (“Parent”), Thunder Tech Corp., a Delaware corporation (“Merger Sub”), and                  (the “Stockholder”), a stockholder of Third Wave Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, Merger Sub and the Company, propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Merger Sub to conduct a tender offer for all of the issued and outstanding Common Stock (as defined below) of the Company (the “Offer”) and the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

WHEREAS, the Stockholder owns                  shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”),                  shares subject to Company Options, and                  shares subject to Restricted Stock Units (such shares of Common Stock, together with any other shares of capital stock of the Company acquired (whether beneficially or of record) by such Stockholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Stockholder’s obligations under this Agreement, including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or Restricted Stock Units or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Shares”); and

WHEREAS, the Stockholder is an employee of the Company and the Stockholder has previously entered into a compensation arrangement with the Company, which compensation agreement will be ratified by the independent directors of Company’s Compensation Committee and thereby subject to the non-exclusive safe harbor (the “Safe Harbor”) of Rule 14d-10(d)(2) of the Exchange Act (the “Best Price Rule”);

WHEREAS, in addition to complying with the Safe Harbor in order to ensure that entering into the proposed compensation arrangement will not cause the Offer to fail to comply with the Best Price Rule, the Stockholder has agreed not to tender his Shares into the Offer; and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) The Stockholder (i) is the record or beneficial owner, and has good and marketable title to, the Shares set forth in the Recitals hereto, free and clear of any and all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares (collectively, “Encumbrances”); (ii) does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Shares; and (iii) has the sole right to vote, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 3 and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Shares, with no material limitations qualification or restrictions on such rights, subject to applicable federal securities law and the terms of this Agreement.

(b) The Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and consummate the transactions contemplated hereby. To the extent applicable, the execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder, and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) The execution and delivery of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby will not (i) result in a violation of, or a default under, or conflict with any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or such Stockholder’s assets are bound, or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder.

Section 2 Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Stockholders as follows:

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Merger Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub, and constitutes a valid and binding obligation of Parent and Merger

Sub enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not (i) result in a violation of, or a default under, or conflict with (x) any provisions of the organizational documents of Parent or Merger Sub or (y) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Parent or Merger Sub is a party or by which Parent or Merger Sub or their assets are bound, or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Parent or Merger Sub.

Section 3 Non-Tender of the Shares. The Stockholder hereby agrees that it shall not, without the prior written consent of Parent, directly or indirectly, tender his Shares into the Offer, including any “subsequent offering period” in accordance with Rule 14d-l1 under the Exchange Act, in any manner, or enter into any agreement, transaction or arrangement that results in such Shares being tendered into the Offer, including any “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.

Section 4 Further Assurances. The Stockholder shall, upon request of Parent or Merger Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Merger Sub to be necessary or desirable to carry out the provisions.

Section 5 Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Merger Agreement is terminated in accordance with its terms; and (b) the Effective Time; provided, however, that (i) nothing herein shall relieve any party from liability for any breach hereof and (ii) this Section 5 and Section 7 shall survive any termination of this Agreement.

Section 6 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 7 Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Stockholder, to:

Stockholder

[NAME OF STOCKHOLDER]

c/o Third Wave Technologies, Inc.

502 S. Rosa Road

Madison, WI 53719

with a copy to:

Third Wave Technologies, Inc.

502 S. Rosa Road

Madison, WI 53719

Attn: General Counsel

and a copy to:

Kennedy Covington Lobdell & Hickman, LLP

4350 Lassiter at North hills

Avenue, Suite 300

Raleigh, NC 27609

Attn: Scott D. Coward

and

If to Parent or Merger Sub, to:

Hologic, Inc.

250 Campus Drive

Marlborough, MA 01752

Telephone: 508-263-2900

Facsimile: 508-263-2959

Attention: Mark J. Casey

with a copy to:

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Telephone: 617-856-8200

Facsimile: 617-856-8201

Attention: Philip J. Flink

Attention: Edwin C. Pease

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, or xerographically or electronically by their respective attorneys, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

(d) Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(f) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(h) Specific Performance. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement by any party hereto, and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive or other equitable relief.

(i) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(j) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

PARENT: HOLOGIC, INC.

By:
Name: Title:	Glenn P. Muir Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Assistant Secretary

MERGER SUB: THUNDER TECH CORP.

By:
Name: Title:	Glenn P. Muir Treasurer and Secretary

STOCKHOLDER: